EXHIBIT 99
Granite City Food & Brewery Ltd. Moves to Nasdaq Capital Market
MINNEAPOLIS (December 11, 2009) — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) received notice from the Nasdaq Listing Qualification group that is application to list its common stock on The Nasdaq Capital Market has been approved. The Company’s securities will be transferred to The Nasdaq Capital Market at the opening of business on December 14, 2009
The Company previously announced on October 2, 2009 that it had received a deficiency letter from the Nasdaq Listing Qualifications Department notifying it that the market value of its publicly held shares has been below the minimum $15.0 million requirement for continued inclusion on the Nasdaq Global Market under Listing Rules 5450(b)(2)(C) or 5450(b)(3)(C). The Company previously disclosed that Nasdaq Listing Rules require that market capitalization be calculated based on the public float, which excludes insiders. Following a debt conversion transaction with DHW Leasing, insiders of the Company owned approximately two-thirds of the Company’s outstanding shares. In lieu of seeking to remain on the Nasdaq Global Market, the Company elected to move its listing to the Nasdaq Capital Market, which has a lower threshold for the minimum market capitalization. The Company also previously announced that it has until January 29, 2010 to satisfy our previously a disclosed minimum bid price ($1.00) deficiency. The Company intends to prepare a plan to achieve compliance with the Nasdaq minimum bid price requirement. Such plan may include a reverse stock split.
About Granite City
Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.
Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009 and our Quarterly Report on Form 10-Q filed on November 13, 2009; and risks related to our ability to restructure leases, obtain rent reductions and obtain additional capital for operations; and the risk that we may be required to reduce the scale of our operations if we cannot successfully restructure our debt and leases or raise additional capital; and the risk that our stock may be delisted from the Nasdaq Stock Market if we fail to meet minimum per share bid price requirements.

Contacts:	Steven J. Wagenheim President and Chief Executive Officer (952) 215-0678	James G. Gilbertson Chief Financial Officer (952) 215-0676